CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF COLUMBIA GAS OF WEST VIRGINIA, INC.

          I, W. W. Ferrell, President of Columbia Gas of West Virginia, Inc., a corporation organized and existing under the laws of the State of West Virginia, do hereby certify to the Secretary of State of the State of West Virginia that, by unanimous consent and agreement in writing of the holder of all the capital stock of said Corporation, the following resolutions were adopted and passed:

               RESOLVED, that the first paragraph of Article IV of the Certificate of Incorporation of this Corporation be amended to change the authorized capital stock of the Corporation from Four Thousand (4,000) shares, of the par value of Twenty-Five ($25) Dollars per share, to One Million Two Hundred Thousand (1,200,000) shares, of the par value of Twenty-Five ($25) Dollars per share, so that said first paragraph of Article IV, as amended, shall read as follows:

"IV.     The amount of the total authorized capital stock of said Corporation shall be Thirty Million ($30,000,000) Dollars, which shall be divided into One Million Two Hundred Thousand (1,200,000) shares of the par value of Twenty-Five ($25) Dollars each."

and that the President or any Vice President of this Corporation be, and he hereby is, authorized and directed to certify a copy of this resolution to the Secretary of State of the State of West Virginia for the purpose of carrying into effect the provisions of this resolution; and

               RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized and directed, upon the issuance by said Secretary of State of his certificate reciting such resolution approving the amendment of the Certificate of Incorporation of this Corporation hereinabove set forth, to record, or cause to be recorded, in the office of the Clerk of the County Court of Kanawha County, West Virginia, such certificate of such Secretary of State or a certified copy thereof.

Given under my hand and the seal of said Corporation this 10th day of August, 1970.Given under my hand and the seal of said Corporation this 10th day of August, 1970.Given under my hand and the seal of said Corporation this 10th day of August, 1970.

/s/ W. W. Ferrell President of Columbia Gas of West Virginia, Inc.
Attest: s/ R. K. Talbott Secretary

State of West Virginia,
County of Kanawha:

          I, Gladys O. Gentry, a Notary Public in and for the County of Kanawha, State of West Virginia, do hereby certify that W. W. Ferrell and R. K. Talbott, whose names as President and Secretary, respectively, of Columbia Gas of West Virginia, Inc., are signed to the foregoing writing bearing date the 10th day of August, 1970, have this day acknowledged the same before me in the County of Kanawha, State of West Virginia.
         Given under my hand and seal this 10th day of August, 1970.
          My commission expires March 8, 1970.

/s/ Gladys O. Gentry Notary Public
[NOTARY SEAL]